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                                                                     EXHIBIT 8.1

                      [Sullivan & Cromwell LLP Letterhead]

                                                               December 15, 2004

Corporate Asset Backed Corporation,
  445 Broad Hollow Road, Suite 239,
         Melville, New York  11747.

        Ladies and Gentlemen:

            We have acted as your counsel in connection with the registration under the Securities Act of 1933 (the "Act") of $32,500,000 aggregate principal amount of collared floating rate callable certificates (the "Certificates") issued by CABCO Series 2004-102 Trust (SBC Communications Inc.). We hereby confirm to you that our opinion is as set forth under the caption "United States Taxation" in the prospectus supplement with respect to the Certificates dated December 7, 2004 that supplements the prospectus dated June 23, 2004 (the "Prospectus"), included in the related Registration Statement on Form S-3 that you filed with the Securities and Exchange Commission (the "Registration Statement").

            We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "United States Taxation" and "United States Federal Income Tax Consequences" in the Prospectus. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                                                 Very truly yours,

                                                 /s/ Sullivan & Cromwell LLP